As filed with the Securities and Exchange Commission on March 24, 2014

Registration No. 333-190775

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form F-3 Registration Statement No. 333-190775

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENTIUM S.p.A.

(Exact name of registrant as specified in its charter)

Republic of Italy	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Piazza XX Settembre 2

22079 Villa Guardia (Como), Italy

+39 031 5373 200

(Address and telephone number of Registrant’s principal executive offices)

Suzanne Sawochka Hooper

Executive Vice President and General Counsel

Jazz Pharmaceuticals Public Limited Company

c/o Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

(650) 496-3777

(Name, address, and telephone number of agent for service)

Copies to:

Chadwick L. Mills	Francis R. Wheeler
Cooley LLP 3715 Hanover Street Palo Alto, CA 94304 (650) 843-5654	Cooley LLP 380 Interlocken Crescent, Suite 900 Broomfield, CO 80403 (720) 566-4231

Approximate date of commencement of proposed sale to the public: Not applicable. This Post-Effective Amendment No. 1 to Form F-3 deregisters those securities that remain unsold as of the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

DEREGISTRATION OF SECURITIES

Gentium S.p.A. (the “Registrant”) is filing this Post-Effective Amendment to its Registration Statement No. 333-190775 on Form F-3, filed with the Securities and Exchange Commission on August 22, 2013 (the “Registration Statement”), to deregister any and all securities that remain unsold under such Registration Statement. The securities may be represented by the Registrant’s American Depositary Shares (“ADSs”).

Pursuant to the Tender Offer Agreement, dated as of December 19, 2013, among Jazz Pharmaceuticals Public Limited Company (“Jazz Pharmaceuticals”), Jazz Pharmaceuticals Italy S.p.A., an Italian società per azioni (formerly known as Jazz Pharmaceuticals Italy S.r.l., an Italian società a responsabilià limitata) (“Purchaser”) and a wholly-owned subsidiary of Jazz Pharmaceuticals, and the Registrant (the “Tender Offer Agreement”), the Purchaser commenced a tender offer (the “Offer”) to purchase all outstanding ordinary shares of the Registrant, no par value per share (“Ordinary Shares”), and all outstanding ADS (the ADSs, together with the Ordinary Shares, the “Company Shares”), each representing one Ordinary Share and evidenced by an American Depositary Receipt, at a purchase price of $57.00 per Company Share, net to the seller in cash, without interest thereon, less any required withholding taxes. The initial offering period of the Offer expired on January 22, 2014, and the subsequent offering period of the Offer expired on February 20, 2014. The Company Shares acquired in the Offer represent approximately 98% of the outstanding Company Shares. Trading of the ADSs on The NASDAQ Global Market was suspended following the close of trading on March 7, 2014. The Company has filed a Form 25 with the Securities and Exchange Commission to terminate registration of the Company Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and intends to file a Form 15 to terminate registration of the Company Shares under Section 12(g) of the Exchange Act and suspend its duty to file reports under Sections 13(a) and 15(d) of the Exchange Act.

In accordance with the undertaking made by the Registrant to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement to withdraw from registration all unsold Company Shares previously registered under the Registration Statement and terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Villa Guardia (Como) Italy, on the 24th day of March 2014.

GENTIUM, S.p.A.

By:	/s/ SALVATORE CALABRESE
Salvatore Calabrese Chief Financial Offier

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ FINTAN KEEGAN Fintan Keegan	Chairman and Chief Executive Officer (Principal Executive Officer)	March 24, 2014

/S/ SALVATORE CALABRESE Salvatore Calabrese	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 24, 2014

/S/ JOYCE VICTORIA BIGIO Joyce Victoria Bigio	Director	March 24, 2014

/S/ SUZANNE SAWOCHKA HOOPER Suzanne Sawochka Hooper	Director	March 24, 2014

/S/ IAIN MCGILL Iain McGill	Director	March 24, 2014

/S/ ELMAR SCHNEE Elmar Schnee	Director	March 24, 2014

/S/ SUZANNE SAWOCHKA HOOPER Suzanne Sawochka Hooper	Authorized Representative in the United States	March 24, 2014